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                                                                    EXHIBIT 11.1


                            COPART, INC. AND SUBSIDIARIES
                         COMPUTATION OF NET INCOME PER SHARE




                                                 Years ended July 31,
                                -----------------------------------------------

                                     1997              1996           1995
                                     ----              ----           ----

Weighted average common shares
  issued and outstanding          12,873,878        12,433,204       9,733,201

Common stock equivalents:
  Warrants and stock options         382,829           782,432         881,000
                               -------------     -------------   -------------
                                  13,256,707        13,215,636      10,614,201
                               -------------     -------------   -------------
                               -------------     -------------   -------------



Net income                      $ 11,992,600      $ 11,185,400    $  6,894,300
                               -------------     -------------   -------------
                               -------------     -------------   -------------

Net income per share           $        .90      $        .85    $        .65
                               -------------     -------------   -------------
                               -------------     -------------   -------------

Net income per share is computed by using the weighted average number of common shares and equivalents assumed to be outstanding during the periods. Common stock options and warrants to purchase common stock were included in the calculation of net income per share.

Fully diluted earnings per share is not presented since the amounts are antidilutive, or do not differ significantly from the primary earnings per share presented.